Exhibit 10.1

Erwin J. Goede
Vice President and President—Chemicals Europe, Asia and Australia

April 23, 2007

Dear Erwin:

        This letter is being presented to you in acknowledgement of your on-going contribution and efforts in helping implement PQ's strategic ownership alternatives and your continued positive cooperation during this process.

        The PQ Board of Directors has approved my request to make you eligible for a one time special payment in the amount of $200,000 as follows.

  (a)
  In the event of a Change of Control, the payment will be in cash (subject to normal withholding).

  (b)
  In the event of an IPO, the payment will be a combination of cash and restricted stock (at the Company's discretion) equal to the same amount.

  (c)
  Such payment will be made on the 90th calendar day following the date of a Change of Control or IPO.

        This special payment does not change any other conditions of your employment with PQ, as it is considered an extraordinary event tied solely to a Change of Control or an IPO actually taking place. As such, it will not be treated as normal compensation for purposes of calculating compensation driven benefits (i.e. Pensionable Earnings, 401k match etc.).

        Should you decide to leave PQ voluntarily prior to the date of payment, you will not receive this special payment.

        On behalf of the PQ Board and me personally, thank you for your past efforts. I look forward to your continued positive contributions towards the future success of PQ.

Sincerely,

/s/ MICHAEL R. BOYCE Michael R. Boyce Chairman and CEO